Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Dynamic Materials Corporation on Form S-8 File Nos. 333-58033, 333-54166 and 333-115563 of our report, dated January 25, 2008, on the audit of the combined balance sheets of DYNAenergetics GmbH & Co. KG and DYNAenergetics Beteiligungs-GmbH, as of September 30, 2006 and 2007, and the related combined statements of operations, equity attributable to the group and cash flows for the years then ended.

MAZARS GmbH
Wirtschaftsprüfungsgesellschaft
Düsseldorf/Germany

/s/ Alexander Karthaus
Alexander Karthaus
CPA

January 25, 2008